Exhibit 10.1

2nd AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE – NET

I.  PARTIES

THIS AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE – NET (“Amendment”) is executed at Los Angeles, California, on April 29th, 2013 by and between SCIF PORTFOLIO II, LLC, a California limited liability company (the “Lessor”) and Chromadex Inc., a California corporation (the “Lessee”) for the property located at 10005 Muirlands Suite G, 1st and 2nd floor, and Suite K in Irvine, California (hereinafter the “Original Premises”) approximately 12,686  square feet of office and warehouse as part of an approximately 50,670 square foot industrial building.

II.  RECITALS

Lessor and Lessee, being parties to that certain Lease and Addendum dated December 19, 2006, and that certain 1st Amendment dated June 26, 2008 hereby express their mutual desire and intent to expand the Original Premises and extend the term of the Lease and amend by this writing the terms, covenants and conditions contained in said Lease and Addendum. The terms, covenants and conditions set forth herein are intended to and shall have the same force and effect as if set forth at length in the body of the Lease and the Addendum. To the extent that any provisions of this Amendment are inconsistent with any provisions of the Lease and Addendum the provisions of this Amendment shall superseded and control.

III.  AMENDMENTS

1.1  PARTIES shall hereafter provide as follows:

This Lease (“Lease”), dated for reference purposes only, April 25, 2013, is made by and between SCIF PORTFOLIO II, LLC, a California limited liability company (the “Lessor”) and Chromadex, Inc., a California corporation (the “Lessee”).

1.2a  PREMISES shall hereafter additionally provide as follows:

In addition to the Original Premises, there shall be added to the Lease additional premises in the Project (“Expansion Premises”), which Expansion Premises is that certain portion of the Project, including all improvements therein either existing or to be provided by lessor, commonly known by the street address of 10005 Muirlands Blvd., Suite L, Irvine, California, 92618, as outline on Exhibit A attached hereto and generally described as approximately a 2,126 square foot space, which together with the Original Premises shall constitute the expanded Premises (“Expanded Premises”). From and after the date hereof the Expanded Premises shall be deemed to contain a total of 14,812 square feet. For purposes of the Lease, all references in the Lease to Premises shall be deemed to mean the Expanded Premises.

1.2b  PARKING shall hereafter additionally provide as follows:

In addition to the parking allocation of thirty-eight (38) unreserved parking spaces for the Original Premises, the Expansion Premises shall be allocated six (6) additional unreserved parking spaces so that the total of unreserved parking spaces for the Expanded Premises is forty-four (44) unreserved parking spaces. Four (4) of the forty-four (44) unreserved parking spaces, shall be deemed reserved parking spaces and are situated immediately in front of Lessee’s main entrance. Henceforth, Lessee shall have forty (40) unreserved parking spaces and four (4) reserved parking spaces.

1.3  TERM shall hereafter additionally provide as follows:

The term of this Lease shall be extended for seventy-seven (77) months commencing on May 1, 2013 and expiring on September 30, 2019 hereinafter the (“Extended Term”).

1.5  BASE RENT shall hereafter additionally provide as follows:

Months 1 – 12	Monthly Base Rent (NNN)
May 1, 2013 – June 30, 2013	Abated*
July 1, 2013 – December 31, 2013	$7,850.36
January 1, 2014 – April 30, 2014	$15,996.96

Lessee agrees to pay Lessor and lessor agrees to accept the above rent schedule on a Triple Net basis as initial Base Rent for the Expansion Premises, payable in advance on the first day of each month during the first year of the Term for the Expansion Premises as set forth in 1.3 above. Adjustments to the Base Rent for the Expansion Premises and the Original Premises shall be as set forth in amendments to Addendum Paragraph 50.1 below.

*During the first two (2) months of rental abatement (May 1, 2013 – June 30, 2013), Lessee shall be responsible for its proportionate share of Operating Expenses associated with the Premises. Current Operating Expenses are estimated to be $0.25 per square foot, per month.

1.6  LESSEE’S SHARE OF COMMON AREA OPERATION EXPENSES shall hereafter additionally provide as follows:

For the Expanded Premises (i.e., the Original Premises and the Expansion Premises) Lessee’s Share of Operating Expenses shall be equal to twenty nine point two-three percent (29.23%). Such pro-rata share shall be billed and payable in estimated monthly installments and reconciled annually to actual expenses.

50.1  RENT ADJUSTMENTS – FIXED RENTAL ADJUSTMENTS shall hereafter additionally provide as follows:

Months 13 – 77	Monthly Base Rent (NNN)
May 1, 2014 - April 30, 2015	$16,737.56
May 1, 2015 - April 30, 2016	$17,478.16
May 1, 2016 - April 30, 2017	$18,218.76
May 1, 2017 - April 30, 2018	$18,959.36
May 1, 2018 - April 30, 2019	$19,699.96
May 1, 2019 - Sept. 30, 2019	$20,440.56

50.5 TENANT IMPROVEMENTS shall hereafter additionally provide as follows:

Lessee hereby accepts the Expansion Premises in their current “as is” condition and agrees that Lessor shall not be required to provide any improvement work or services related to the improvement of the Expansion Premises. Lessee shall construct Lessee’s Tenant Improvements, which shall be deemed Alterations and shall be constructed pursuant to the terms and conditions of Article 7.3 of the Lease and in accordance with Expansion Space Plan to be prepared by Tenant, subject to Landlord’s reasonable approval, and thereafter inserted as Exhibit “E” to the Lease. Lessee shall pay all costs and expenses incurred in connection with the design, permitting and construction of the Lessee’s Tenant Improvements; provided, however, Lessor shall reimburse Lessee for up to thirty thousand dollars ($30,000.00) of the actual cost of constructing Lessee’s Tenant Improvement, which actual cost may include soft and hard costs (“Lessor’s Allowance”), upon receipt of paid invoices for the design, permitting and construction of Lessee’s Tenant Improvements, and mechanic lien releases reasonably acceptable to Lessor and any other documentation reasonable requested by Lessor. All such Lessee’s Tenant Improvement shall be completed to Lessor’s “building standard.”

Lessor shall, at its sole cost and expense, replace the roof over Expanded Premises prior to October 15, 2013.

50.6  OPTION TO EXPAND shall hereafter additionally provide as follows:

Lessor shall provide Lessee a First Right of Offer on the continuous units M, N, & O commonly known by the street address of 10005 Muirlands Blvd., Suite M, Irvine, California, 92618, 10005 Muirlands Blvd., Suite N, Irvine, California, 92618, and 10005 Muirlands Blvd., Suite O, Irvine, California, 92618.

IV.  INCORPORATION

Except as modified herein, all other terms and conditions of the Lease, any addendum, any amendment, or any other agreement between the parties above described, as attached hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment to Lease, as of the day and year first above written.

LESSOR:				LESSEE:

SCIF PORTFOLIO II, LLC A California limited liability company,				Chromadex, Inc. a California corporation

By:	SCIF PARTNERS II, LLC, a Delaware limited liability company, Member and Manager			By:	/s/ Frank Jaksch Name: Frank Jaksch Its: CEO

By:	Southern California Industrial Fund, LLC, a California limited liability company, Managing Member

	By:	The Magellan Group, LLC, a Delaware limited liability company, Managing Member

		By:	/s/ Martin Slusser Martin Slusser Its: Managing Member

		By:	/s/ Kevin Staley Kevin Staley Its: Managing Member